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                                                                    EXHIBIT 99.1

Media contact:         Charles Keller
                       612-678-7786
                       charles.r.keller@ampf.com

Stockholder contact:   Chris Moran
                       617-218-3864
                       christopher.m.moran@ampf.com

                           TRI-CONTINENTAL CORPORATION
                       DECLARES THIRD QUARTER DISTRIBUTION

MINNEAPOLIS, MN, September 4, 2009 - Tri-Continental Corporation (the "Corporation") (NYSE: TY) today declared a third quarter distribution of $0.044 per share of Common Stock and $0.625 per share of Preferred Stock. Dividends on Common Stock will be paid on September 24, 2009 to Common Stockholders of record on September 14, 2009, and dividends on Preferred Stock will be paid on October 1, 2009 to Preferred Stockholders of record on September 14, 2009. The ex-dividend date for both the Common Stock and the Preferred Stock is September 10, 2009.

The $0.044 per share dividend on the Common Stock is in accordance with the Corporation's earned distribution policy, which was adopted by the Corporation's Board of Directors on January 8, 2009 and replaced the level rate distribution policy that was in effect prior to such date.

The Corporation has paid dividends for 65 consecutive years. The Corporation is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. RiverSource Fund Distributors, Inc. and RiverSource Distributors, Inc. are the principal underwriters of the RiverSource Family of Funds, which includes the Corporation.

The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or RiverSource Service Corporation at 800-221-2450. The prospectus can also be found on the Securities and Exchange Commission's EDGAR database. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation's investment goals/objectives will be met or that distributions will be made, and you could lose money.

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
NOT FDIC INSURED               MAY LOSE VALUE                  NO BANK
                                                               GUARANTEE

NOT A DEPOSIT                  NOT INSURED BY ANY
                               FEDERAL GOVERNMENT AGENCY
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